UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 5, 2012

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 5, 2012, Carrizo Oil & Gas, Inc. (the “Company”) and its wholly owned subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo Marcellus Holding Inc., Carrizo (Niobrara) LLC, CLLR, Inc, Hondo Pipeline, Inc. and Mescalero Pipeline, LLC (collectively, the “Subsidiary Guarantors”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, Wells Fargo Securities, LLC, and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to sell $300.0 million aggregate principal amount of the Company’s 7.50% Senior Notes due 2020 (the “Senior Notes”). The issuance and sale of the Senior Notes has been registered under the Securities Act of 1933, as amended, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-173821), as amended, filed with the Securities and Exchange Commission on April 29, 2011. The offering is expected to close on September 10, 2012, subject to customary closing conditions. A legal opinion related to the Senior Notes is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Subsidiary Guarantors, on one hand, and the Underwriters, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, in the ordinary course of business for which they have received and would receive customary compensation. Certain of the Underwriters, or one or more of their respective affiliates, are lenders under our senior secured revolving credit facility.

The Company intends to use the net proceeds from the offering, which net proceeds are expected to be approximately $294.2 million after deducting the Underwriters’ discounts and estimated offering expenses and excluding accrued interest, to repay borrowings outstanding under the Company’s senior secured revolving credit facility and for general corporate purposes.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 1.1 to this Current Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of September 5, 2012, by and between Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters.

5.1	Opinion of Baker Botts L.L.P.

12.1	Statement of Computation of Pro Forma Ratio of Earnings to Fixed Charges and Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the six months ended June 30, 2012 and for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ Paul F. Boling
Name:	Paul F. Boling
Title:	Vice President and Chief Financial Officer

Date: September 7, 2012

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of September 5, 2012, by and between Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters.

5.1	Opinion of Baker Botts L.L.P.

12.1	Statement of Computation of Pro Forma Ratio of Earnings to Fixed Charges and Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the six months ended June 30, 2012 and for the year ended December 31, 2011.